Exhibit 10.10

EPIZYME, INC.

Executive Severance and Change in Control Plan

Section I:	Establishment and Purpose of Plan

Epizyme, Inc. (the “Company”) hereby establishes an unfunded Executive Severance and Change in Control Plan (the “Plan”), which is intended to be a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is in effect for those Company executives and certain other employees designated as participants (the “Participants”) under the Plan by the Company’s Board of Directors (the “Board”) or the Compensation Committee. This document is intended to serve as the plan document and the summary plan description of the Plan.

Section II:	Definitions

For purposes of this Plan:

“Participant” means:

(a) the Chief Executive Officer of the Company; (b) all C-level executives and Executive Vice Presidents of the Company (each, a “Senior Executive”); (c) all Senior Vice Presidents of the Company; and (d) such other employees who are designated by the Board or an authorized committee thereof to be Participants for purposes of this Plan.

“Cause” means any of:

(a) a Participant’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or b) a good faith finding by the Company that the Participant has (i) engaged in dishonesty, willful misconduct or gross negligence, (ii) breached or threatened to breach the terms of any restrictive covenants or confidentiality agreement or any similar agreement with the Company, (iii) violated Company policies or procedures, and/or (iv) failed to perform his or her assigned duties to the Company’s satisfaction, following notice of such failure by the Company and a period of 15 days to cure.

“Good Reason” means the occurrence, without the Participant’s prior written consent, of any of the following events:

(i) a material reduction in the Participant’s authority, duties, or responsibilities; (ii) the relocation of the principal place at which the Participant provides services to the Company by at least 30 miles and to a location such that his or her daily commuting distance is increased; or (iii) a material reduction of the Participant’s base salary (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the base salaries of other similarly-situated employees).

No resignation will be treated as a resignation for Good Reason unless (x) the Participant has given written notice to the Company of his or her intention to terminate his or her employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) the Participant has provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstances, the Participant ends his or her employment within 30 days following the cure period in (y).

“Change in Control” means any of the following:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection any acquisition directly from the Company will not be a Change in Control, nor will any acquisition by any individual, entity, or group pursuant to a Business Combination (as defined below) that complies with clause (ii) of this definition;

(ii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all (i.e., in excess of 85%) of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination; or

(iii) the liquidation or dissolution of the Company;

provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5).

Section III:	Severance Benefits

a.	Severance Benefits Not Contingent on a Change in Control. If, prior to or more than twelve (12) months following a Change in Control, the Company terminates the Participant’s employment without Cause or, if the Participant is the Chief Executive Officer of the Company, the Participant terminates his or her employment for Good Reason, and provided the Participant abides by the conditions set forth in Section IV below, the Participant shall be eligible to receive the following severance benefits:

(i) the Company will pay to the Participant as severance pay an aggregate amount equivalent to (a) in the case of the Chief Executive Officer, twelve months of his or her then current base salary, less all applicable taxes and withholdings, (b) in the case of a Senior Executive level Participant, six months of his or her then current base salary, less all applicable taxes and withholdings, or (c) in the case of a Senior Vice President level Participant, three months of his or her then current base salary, less all applicable taxes and withholdings. The foregoing severance pay will be paid ratably in installments in accordance with the Company’s normal payroll practices, but in no event shall payment begin earlier than the eighth day after the Participant’s execution and timely return of the “Severance Agreement” (as defined in Section IV below); and

(ii) should the Participant timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will (a) in the case of the Chief Executive Officer, for a period of twelve months following his or her termination, (b) in the case of a Senior Executive level Participant, for a period of six months following his or her termination, or (c) in the case of a Senior Vice President level Participant, for a period of three months following his or her termination, continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage. The remaining balance of any premium costs shall timely be paid by the Participant on a monthly basis for as long as, and to the extent that, such Participant remains eligible for COBRA continuation.

b.	Severance Benefits Contingent on a Change in Control. If, within twelve (12) months following a Change in Control, a Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason, and provided the Participant abides by the conditions set forth in Section IV below, the Participant shall be eligible to receive the following severance benefits:

(i) the Company will pay to the Participant as severance pay an aggregate amount equivalent to (a) in the case of the Chief Executive Officer, eighteen months of his or her then current base salary, less all applicable taxes and withholdings, (b) in the case of a Senior Executive level Participant, twelve months of his or her then current base salary, less all applicable taxes and withholdings, or (c) in the case of a Senior Vice President level Participant, six months of his or her then current base salary, less all applicable taxes and withholdings. The foregoing severance pay will be paid ratably in installments in accordance with the Company’s normal payroll practices, but in no event shall payment begin earlier than the eighth day after the Participant’s execution and timely return of the Severance Agreement;

(ii) the Company will pay to the Participant as a severance bonus an amount equivalent to (a) in the case of the Chief Executive Officer, 150% of his or her target bonus for the year in which his or her employment is terminated, less all applicable taxes and withholdings, (b) in the case of a Senior Executive level Participant, 100% of his or her target bonus for the year in which his or her employment is terminated, less all applicable taxes and withholdings, or (c) in the case of a Senior Vice President level Participant, 50% of his or her target bonus for the year in which his or her employment is terminated, less all applicable taxes and withholdings. The foregoing severance bonus will be paid in lieu of any other bonus the Participant may have been eligible to receive with respect to the year in which his or her termination occurs, and shall be paid in one lump sum at such time as the last installment of severance pay is made; provided, however, that to the extent necessary to comply with Section 409A for a Participant who had an alternate severance arrangement in place prior to the effective date of this Plan, the foregoing severance bonus shall be paid to the Participant at such time as is required by the provisions of Section 409A;

(iii) should the Participant timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will (a) in the case of the Chief Executive Officer, for a period of eighteen months following his or her termination, (b) in the case of a Senior Executive level Participant, for a period of twelve months following his or her termination, or (c) in the case of a Senior Vice President level Participant, for a period of six months following his or her termination, continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage. The remaining balance of any premium costs shall timely be paid by the Participant on a monthly basis for as long as, and to the extent that, such Participant remains eligible for COBRA continuation; and

(iv) any unvested stock options or restricted stock unit awards (or, in the case of restricted stock awards, any such awards that remain subject to repurchase by the Company) the Participant may have as of his or her termination date will immediately vest (or become free from repurchase) and, if applicable, become exercisable in full.

Section IV:	Severance Agreement and Release

As a condition of the Participant’s receipt of the severance benefits set forth in Section III, the Participant must timely execute and return to the Company a severance and release of claims agreement provided by and satisfactory to the Company (the “Severance Agreement”), and such Severance Agreement must become binding and enforceable within 60 calendar days after the Participant’s termination of employment (or such shorter period as the Company may direct). Severance pay will begin, and any applicable severance bonus will be made, in the first pay period beginning after the Severance Agreement becomes binding, provided that if the foregoing 60 day period would end in a calendar year subsequent to the year in which the Participant’s employment ends, payment will not begin or be made before the first payroll period of the subsequent year.

Section V:	Miscellaneous Provisions

1.	No Employment Rights. Nothing in this Plan shall be construed to provide any Participant with a guarantee of employment or shall supersede the Company’s policy of employment at will.

2.	Governing Law. The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the Commonwealth of Massachusetts (without regard to conflict of laws provisions) to the extent not preempted by federal law.

3.	No Limitation upon Rights of Company. The Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications or changes of its capital or business structure; to merge or consolidate; to dissolve or liquidate; or to sell or transfer all or any part of its business or assets.

4.	Indemnification. To the extent permitted by law, the Plan Administrator and all employees, officers, directors, agents and representatives of the Plan Administrator will be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

5.	Plan Name and Type. The name of the Plan is the Epizyme, Inc. Executive Severance and Change in Control Plan. The Plan is intended to constitute an “Employee Welfare Benefits Plan” under Department of Labor Regulation 2510.3-2(b) and other applicable regulations and statutes. Under no circumstances will any benefit under this Plan ever vest or become nonforfeitable. The Plan must be construed and interpreted in a manner consistent with the foregoing intent.

6.	Funding. The Plan is unfunded and all payments under the Plan will be made from the Company’s general assets.

7.	Name and Address of Employer. The Plan is sponsored by:

Epizyme, Inc.

400 Technology Square

4th Floor

Cambridge, MA 02139

8.	Employer and Plan Identification Number. The Internal Revenue Service has assigned the Company the following employer identification number: 26-1349956. The ERISA plan number assigned to this program is 502.

9.	Agent for Service of Legal Process. Legal process with respect to claims under the Plan may be served on the Plan Administrator.

10.	ERISA. The provisions set forth in Appendix A are incorporated herein and made a part of this Plan.

11.	Fiscal Year of the Plan. The Plan and its records are kept on a calendar-year basis. The first plan year will be a short plan year beginning on March 22, 2013 and ending on December 31, 2013. Subsequent plan years are the 12-month period beginning January 1 and ending December 31.

12.	Entire Agreement. This Plan supersedes any and all severance or equity acceleration plans, policies, and provisions applying to the Participants, including, without limitation, any provision in any Participant’s offer letter, employment agreement, or equity agreement providing the Participant with any pay, benefits, or equity acceleration following a change in control of the Company and/or termination of his or her employment for any reason (including termination due to death or disability). To the extent any such plan, policy, or provision contradicts the Plan, the terms of the Plan shall govern.

13.	Successor and Assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

14.	Severability. In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

15.	Non-Assignability. No right or interest of any Participant shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy; provided, however, that this provision shall not be applicable in the case of obligations of a Participant to the Company.

16.	Duration; Amendment or Termination. The Plan is effective March 22, 2013, and will continue in force until the Company terminates the Plan. The Company reserves the right to modify, amend or terminate the Plan in whole or in part at any time. Such amendment, modification or termination shall be effected by a written instrument executed by an authorized officer of the Company. However, in no event shall such modification, amendment or termination reduce or diminish any equity acceleration or severance benefits owing under the Plan prior to the date of such modification, amendment or termination without the consent of the Participant to whom the benefits are owed.

17.	Integration with Other Pay or Benefits Requirements. The severance benefits provided for in the Plan are the maximum benefits that the Company will pay to covered Participants. To the extent that the Company owes any amounts in the nature of severance benefits under any other program, policy, or plan of the Company, or to the extent that any federal, state, or local law, including so called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement will either be reduced or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under this Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Plan Administrator must so construe and implement the terms of the Plan.

Section VI:	Section 409A

It is expected that payments under this Plan will be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) either because of the application of the short-term deferral rule or because of the Two Times Exception (as described below). The following rules shall apply with respect to distribution of the payments to be provided under this Plan to Participants. Each installment of the payments provided under this policy will be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor any Participant will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

If, as of the date of the “separation from service” of the Participant from the Company, the Participant is not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits will be made on the dates and terms set forth in this Plan. If, as of the date of the separation from service of the Participant from the Company, the Participant is a specified employee, then:

(A) Each installment of the payments and benefits due under this Plan that will be paid within the Short-Term Deferral Period (as hereinafter defined) will be treated as a short-term deferral within the meaning of Section 409A to the maximum extent permissible under Section 409A. For purposes of this Plan, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Participant’s tax year in which the Participant’s separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the Participant’s separation from service occurs; and

(B) Each installment of the payments and benefits due under this Plan that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the separation from service of the Participant will not be paid until the date that is six months and one day after such separation from service (or, if earlier, the death of the Participant) (as applicable, the “New Payment Date”), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum in the payroll period next following the New Payment Date and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service, the “Two Times Exception”), including the dollar limit in the Two Times Exception. Any installments that qualify for the Two Times Exception must be paid no later than the last day of the second taxable year of the Participant following the taxable year of the Participant in which the separation from service occurs.

In any event, the Company makes no representations or warranty and will have no liability to any Participant or any other person if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

Section VII:	Section 280G/4099

a.

Anything in this document to the contrary notwithstanding, if it is determined that any payment by the Company to a Participant or for his or her benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty would be incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Participant’s retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if he or she received all of the Payments. To that end, the Payments will be reduced or eliminated as follows, as determined by the Company, in the following order: (i) nonacceleration of any stock options whose exercise price is at or above the fair market value of the stock as determined in the discretion of the Board of Directors (taking into account, as appropriate, the proceeds that would be received in connection with the event covered by Section 4999) (“Underwater Options “), (ii) nonacceleration of any stock options other than Underwater Options, (iii) any vesting or distribution of restricted stock or restricted stock units and (iv) the cash severance due under the Plan above. Within each category described in clauses (i), (ii), and (iii), reductions or eliminations shall be made in reverse order beginning with vesting or distributions that are to be paid the farthest in time from the date of the event covered by Section 4999.

b.	All determinations required to be made under this Section, including whether and when an adjustment to any Payment is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) selected by the Company, which shall provide detailed supporting calculations both to the Company and to the Participant within fifteen (15) business days of the receipt of notice by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Participant.

APPENDIX A

Plan Administration

The Company’s Head of Human Resources and Director is the Plan Administrator. The general administration of the Plan and the responsibility for carrying out its provisions are vested in the Plan Administrator. The Plan Administrator will be the “administrator” within the meaning of Section 3(16) of ERISA and will have all the responsibilities and duties contained therein.

The Plan Administrator can be contacted at the following address: Epizyme, Inc., 400 Technology Square, 4th Floor, Cambridge, MA 02139; or through the Human Resources Department at 617-500-0854. The Plan Administrator will operate, interpret and implement the Plan. The Plan Administrator’s decisions and determinations (including determinations of the meaning and reference of terms used in the Plan) will be conclusive upon all persons. The Plan Administrator will be the Named Fiduciary for purposes of ERISA.

The Plan Administrator will have the full power and discretionary authority to administer the Plan in all its details and such powers and discretion as are necessary to discharge its duties, including interpretation and construction of the Plan, the determination of all questions of eligibility, participation and benefits and all other related or incidental matters, and such duties and powers of plan administration that are not assumed from time to time by any other appropriate entity, individual, or institution. The Plan Administrator will decide all such questions in accordance with the terms of the controlling legal documents and applicable law, and its good faith decision will be binding on the Participant, the Participant’s spouse or other dependent or beneficiary and all other interested parties.

The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

The Plan Administrator may require each Participant to submit, in such form as it considers reasonable and acceptable, proof of any information that the Plan Administrator finds necessary or desirable for the proper administration of the Plan.

The Plan Administrator must maintain such records as are necessary to carry out the provisions of the Plan. The Plan Administrator must also make all disclosures that are required by ERISA.

If there has been a mistake in the amount of a Participant’s benefits paid under the Plan, the Plan Administrator may correct the mistake when the mistake is discovered. The mistake may be corrected in any reasonable manner authorized by the Plan Administrator (e.g., by offset against payments remaining to be paid or by payments between the Participant and the Company). In appropriate circumstances (e.g., where a mistake is not timely discovered), the Plan Administrator may waive the making of any correction.

The Company will pay all costs and expenses incurred in administering this Plan, including expenses of the Plan Administrator and its designee(s).

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Statement of ERISA Rights

The following statement is required by federal law and regulations. ERISA provides that all Plan participants are entitled to:

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Examine, without charge at the Plan Administrator’s office and at other specified locations, such as work sites, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

•	Obtain copies of all Plan documents and the Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for copies.

•	Receive a copy of a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this Summary Annual Report.

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Obtain a statement advising the Participant whether he or she has a right to receive benefits under the Plan and what benefits he or she may receive. This statement must be requested in writing and is not required to be given more than once a year. The Plan Administrator must provide the statement free of charge.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. Employers nor any other person may fire an employee or otherwise discriminate against an employee in any way to prevent an employee from obtaining a benefit under the Plan or exercising the employee’s rights under ERISA.

If an employee’s claim for a benefit is denied in whole or in part, the employee must receive a written explanation of the reason for the denial. The employee has the right to have the Plan Administrator review and reconsider the employee’s claim. Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if the employee requests materials from the Plan Administrator and does not receive them within 30 days, the employee may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the employee up to $110 per day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If an employee’s claim for benefits is denied or ignored, in whole or in part, the employee may file suit in a state or federal court. If the Plan fiduciaries misuse the Plan’s funds, or if an employee is discriminated against for asserting his or her rights, the employee may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees.

If an employee is successful, the court may order the person sued to pay costs and fees. If the employee loses, the court may order the employee to pay these fees (for example, if the claim is frivolous). Employees should contact the Plan Administrator concerning questions about the Plan. Employees who have any questions about this statement or rights under ERISA should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, DC 20210.

Claims Procedure

Ordinarily, benefits will be provided to eligible employees without their having to file a claim or take any action other than signing a Severance Agreement and, where applicable, not revoking such agreement during the applicable revocation period. Any Participant who believes he or she is entitled to benefits under the Plan that are not being provided may submit a written claim to the Plan Administrator. Any

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claim for benefits shall be in writing, addressed to the Plan Administrator and must be sufficient to notify the Plan Administrator of the benefit claimed. If the claim of a Participant is denied, the Plan Administrator shall, within a reasonable period of time, provide a written notice of denial to the Participant. The notice will include the specific reasons for denial, the provisions of the Plan on which the denial is based, and the procedure for a review of the denied claim. Where appropriate, it will also include a description of any additional material or information necessary to complete or perfect the claim and an explanation of why that material or information is necessary. The Participant may request in writing a review of a claim denied by the Plan Administrator and may review pertinent documents and submit issues and comments in writing to the Plan Administrator. The Plan Administrator shall provide to the Participant a written decision upon such request for review of a denied claim. The decision of the Plan Administrator upon such review shall be final.

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